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               [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                                                     Exhibit 5.1



                                May 17, 2000

InfoSpace, Inc.
15375 N.E. 90/th/ Street
Redmond, Washington  98052

      RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 17, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, for 216,829 shares and 436,272 shares of your Common Stock (the "Shares") to be issued upon exercise of stock options granted pursuant to the Savesmart, Inc. 1997 Equity Incentive Plan (the "Savesmart Plan") and the saraide.com inc (the "saraide Plan"), respectively.
As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plan.

     In arriving at the opinion expressed below, we have examined and relied on the following documents:

     1. The Restated Certificate of Incorporation and the Restated Bylaws of the Company;

     2. The records of meetings and consents of the Board of Directors and stockholders of the Company and Prio, Inc. provided to us by the Company;

     3. The records of meetings and consents of the Board of Directors and stockholders of the Company and saraide.com inc provided to us by the Company;

     4.   The Savesmart, Inc. 1997 Equity Incentive Plan;

     5.   The saraide.com inc 1998 Equity Incentive Plan;

     6. The Agreement and Plan of Reorganization dated December 6, 1999 by and between the Company, Prio, Inc., Promote Acquisition Corporation and Chase Manhattan Bank Trust Company N.A.;

     7. The Agreement and Plan of Reorganization dated December 6, 1999 by and between the Company, saraide.com inc and IC Acquisition I Corporation;

     8. The Articles of Incorporation and Agreement of Merger of Prio, Inc. and Promote Acquisition Corporation as filed with the Secretary of State for the State of California on February 15, 2000; and
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     9.   The Amended and Restated Certificate of Incorporation and the
          Certificate of Merger of saraide.com inc and IC Acquisition I Corporation as filed with the Secretary of State for the State of Delaware on March 10, 2000.

     In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

     Based upon the foregoing, it is our opinion that:

          1. The Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement.

          2. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares.

          3. When certificates for the Shares have been duly executed and countersigned, and delivered against due receipt of the exercise price for the Shares as described in the options relating thereto and the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                    Very truly yours,


                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ Wilson Sonsini Goodrich & Rosati P.C.